EXHIBIT 10.2
                       RETIREMENT AND CONSULTING PLAN FOR
                         DIRECTORS OF CIGNA CORPORATION


                         Amended Effective May 29, 1991


1.   Eligibility

     Each member of the Board of Directors (the "Board") of CIGNA Corporation (the "Corporation") who at the time of Retirement from the Board shall have served five years on the Board or the Board of Directors of Connecticut General Corporation, the Board of Directors of Connecticut General Life Insurance Company, the Board of Directors of INA Corporation, the Board of Directors of Insurance Company of North America, or any combination thereof (the "Boards"), and shall have attained at least age 60 (an "Eligible Director") shall be eligible to receive fees under this Plan.

2.   Amount of Fees

     (a) An Eligible Director who at the time of Retirement from the Board shall have attained age 70 shall be entitled to receive, for the remainder of the Director's lifetime, fees at an annual rate equal to the annual retainer in effect for non-employee directors of the Board at the time of such Retirement.

     (b) An Eligible director who at the time of Retirement from the Board shall have attained age 60 but not age 70 shall be entitled to receive, for a period of time equal to the number of months such Director served as director of the Boards, fees at an annual rate equal to the annual retainer in effect for non-employee directors of the Board at

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          the time of such Retirement. Concurrent service on Boards shall be counted as service on a single board.

     (c) Notwithstanding any other provision of this Plan, an Eligible Director who qualifies for the payment of fees under Paragraph 2(b) but not Paragraph 2(a), may, prior to his retirement, request the Board's Committee on Directors approve payment to him upon his Retirement of a lump-sum equal to the discounted present value of the total amount of fees which would be payable to the Eligible Director under Paragraph 2(b). The discounted present value shall be computed using the same mortality and discount rate assumptions used in the measurement of the Corporation's annual pension expense pursuant to Financial Accounting Standards Board Statement No. 87 for the year in which the Director's retirement occurs.

     (d) Fees paid in any calendar year shall be reduced by any other pension or retirement payment the Director or surviving spouse receives on account of service as a Director or employee under any other retirement plan or arrangement of the Corporation or any entity which controls or is controlled by the Corporation.

3.   Time of Payment

     The fees shall be paid to an Eligible Director commencing upon such Director's Retirement from the Board (a "Retired Director") in as nearly equal as possible quarterly installments at the same time as payments of annual retainers are made to non-employee directors serving on the Board at the time of the payment. If such payments are made to current directors more frequently than quarterly, then amounts due under the Plan shall be paid on such more frequent basis.

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4.   Services of Retired Director

     A Retired Director receiving payments under the Plan (a) shall be available at such reasonable times and places as the Chairman of the Board of Directors may request to render consultative services and advice to the Corporation and (b) shall not engage in any activity in competition with the Corporation's business without prior written agreement of the Corporation. If a Retired Director fails to render such services and advice (unless physically unable to do so) or engages in such competition without agreement of the Corporation, the Corporation shall be entitled, at its option after considering all the circumstances, to suspend or terminate future payments to such Director under the Plan or to recover payments already made under the Plan. If an Eligible Director receives fees pursuant to Paragraph 2(c) of this Plan, the Eligible Director's obligations under this Paragraph 4 shall continue for a period of time equal to the number of months such Director served as a Director of the Boards.

5.   Payments on Death

     In the event of the death of an Eligible Director (before or after retirement) prior to receiving payments for a period equal to the lesser of
     (a) the total number of months of such Director's service on the Board, or
     (b) 120 months, such Retired Director's surviving lawful spouse, if any, will be entitled to such payments for the remainder of such lesser period or until such spouse's death, whichever occurs first. No payments shall, however, be made under this Paragraph 5 with respect to any Eligible Director who has received a lump sum payment under Paragraph 2(c).

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6.   Miscellaneous

     (a) The right to receive any payment under the Plan shall not be transferable or assignable.

     (b) The Corporation shall not be required to set aside funds for the payment of its obligations under the Plan.

     (c) Nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Retired Director.

     (d) The Board may at any time amend or terminate the Plan provided that no amendment or termination shall impair the rights of an Eligible Director to receive upon retirement from the Board the payments which would have been made to such Director had the Plan not been amended or terminated (based upon such Director's service on the Board, to the date of such amendment or termination) or the rights of a Retired Director (or such Director's surviving spouse) to receive any remaining payments due under the Plan.

     (e) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Corporation's shareholders.

     (f) Any questions involving entitlement to payments under the Plan shall be referred to the Committee on Directors of the Board or any successor thereto (the "Committee") for resolution. The determination of such Committee shall be conclusive. Such Committee may obtain such advice or assistance, as it deems appropriate from persons not serving on the Committee.

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     (f)  As used in the Plan, "Retirement" shall include any termination of service (other than by death) of an Eligible Director after the effective date of this Plan except any termination which the Committee determines to have resulted from gross cause. "Gross cause" shall include fraud, misappropriation of or intentional misconduct damaging to the property or business of the Corporation or any of its subsidiaries, or commission of a felony directed against the Corporation.




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